EX 99.1
AZZ incorporated Reports Results for the
First Quarter of Fiscal Year 2013, Cash Dividend Declared and Announces a 2 for 1 Stock Split Effected Through 100 Percent Stock Dividend

For the three months – Revenues Increased 11%, Net income up 69%, Earnings per Share Increased 68% and Backlog Increased 19% when compared to the same period last year

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

June 28, 2012 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2012. Revenues for the first quarter were $127.1 million compared to $114.3 million for the same quarter last year, an increase of 11 percent. Net income for the quarter was $16 million, or $1.26 per diluted share, compared to net income of $9.5 million, or $0.75 per diluted share, in last year’s first fiscal quarter.

The net income and earnings per diluted share for the first quarter reflect a pre-tax gain related to a partial insurance settlement for assets destroyed in a recent fire at one of the Company’s galvanizing facilities.  Based on preliminary estimate of the damage sustained at this facility, a pre-tax asset impairment charge of approximately $4 million was recorded during the first quarter of FY 2013, which was reduced by $10 million in insurance proceeds received under our property and casualty insurance policy, resulting in a $6 million gain. While we expect to receive substantial additional insurance proceeds under the policy in the future, the ultimate amount that we collect has not yet been determined. Any future recoveries under this policy will be recognized in the period in which proceeds are approved by our insurance carrier. In addition, the company booked $.6 million of expense associated with the acquisition of Nuclear Logistics, Incorporated (“NLI”) during the first quarter.   Pro forma earnings per diluted share exclusive of these non operational income and expense items were $1.02, a 36 percent gain over the same period last year.

Backlog at the end of the first quarter of fiscal year 2013 was $136.1 million. Backlog at the end of the first quarter of FY 2012 was $114.7 million and $138.6 million at February 29, 2012.  Incoming orders for the first quarter were $124.6 million while shipments for the quarter totaled $127.1 million, resulting in a book to ship ratio of 98 percent.

AZZ First Quarter – Fiscal Year 2013
June 28, 2012

Revenues for the Electrical and Industrial Products Segment for the first quarter of FY 2013 were $44.7 million as compared to $48.3 million for the same quarter last year, a decrease of 7 percent.  Operating income for the segment decreased 8 percent to $6.8 million compared to $7.4 million in the same period last year.  Operating margins were 15 percent for each of the three month periods ended May 31, 2012 and 2011.

Revenues for the Company’s Galvanizing Service Segment for the first quarter of fiscal year 2013 were $82.5 million, compared to the $66.1 million in the same period last year, an increase of 25 percent.  Operating income was $22.6 million as compared to $17.1 million in the prior period, an increase of 32 percent. Operating margins for the first quarter were 27 percent compared to 26 percent in the same quarter last year.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The operating results for the Electrical and Industrial Segment were as anticipated and internally forecasted.  We continue to face market conditions where customers are hesitant to proceed with many capital expenditure programs.  We are excited about the positive contribution that the NLI acquisition will make to the Company and the Electrical and Industrial Segment effective June 1, 2012.  The Galvanizing Segment had another outstanding quarter, exceeding our internal expectations.  Most served markets reflect robust demand.  We expect continued strong demand and operating performance in this segment for the balance of our fiscal year. For both segments, our customers remain concerned as to what the domestic and international market conditions will be.  Effective execution on all our opportunities, expansion of served domestic and international markets, and seeking out additional product and market opportunities to further enhance our strategic position will continue to be the focus and emphasis of our activities.”

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2013 guidance for revenues to be in the range of $550 to $575 million. Our earnings guidance, before the effect of the two-for-one stock split, is revised and anticipated to be within the range of $4.10 to $4.30 per diluted share.  The previously issued guidance was for revenues to be in the range of $475 to $510 million and that fully diluted earnings per share to be in the range of $3.25 to $3.55 per diluted share.  Our guidance does reflect the effect of the acquisition of NLI during the last nine months of fiscal 2013. Revenues from the acquisition are anticipated to range from $55 to $60 million and earning per share accretion to be $0.30 to $0.35 per diluted share. The NLI accretion has been adjusted by approximately $0.16 per diluted share to reflect the estimated amortization of their acquired backlog which will amortize over the next two years.  Any future insurance recoveries associated with our facility fire will be recognized in the period in which proceeds are approved by our insurance carrier and are not included in our earnings guidance.

The Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cent per share cash dividend on the Company’s common stock outstanding.  The cash dividend of 25 cents a share is prior to the effective date of the two-for-one stock dividend.  The cash dividend will be paid at the close of business on July 26, 2012, to shareholders of record on July 12, 2012.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 2 for 1 stock split of the Company’s Common Stock in the form of a 100% stock dividend, payable on July 30, 2012 to shareholders of record as of July 16, 2012,

AZZ First Quarter – Fiscal Year 2013
June 28, 2012

with a broker’s cut-off date of July 23, 2012.  The stock dividend entitles each shareholder of record as of July 16, 2012 to receive one additional share of common stock for each share then owned. Prior to the most recent quarterly filing of May 31, 2012, the company had outstanding approximately 12.6 million shares.  Upon completion of the stock dividend, the outstanding shares will be approximately 25.3 million shares. The share and per share information in this release has not been adjusted to reflect the stock split.

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2013 at 11:00 A.M. ET on Friday June 29, 2012.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10015427, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ First Quarter – Fiscal Year 2013
June 28, 2012

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended May 31,
	2012	2011
	(unaudited)	(unaudited)

Net sales	$127,143	$114,333
Costs and Expenses:
Cost of Sales	89,278	83,264
Selling, General and Administrative	15,356	13,049
Interest Expense	3,340	3,471
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(5,969)	231
Other (Income)	48	(647)
	$102,053	$99,368

Income before income taxes	$25,090	$14,965
Income Tax Expense	9,104	5,500
Net income	$15,986	$9,465
Net income per share*
Basic	$1.27	$.75
Diluted	$1.26	$.75
Diluted average shares outstanding	12,724	12,645
* Earnings per share have not been adjusted to reflect a two-for-one stock split, effected in the form of a stock dividend declared June 28, 2012.

Segment Reporting
(in thousands)

	Three Months Ended May 31,
	2012	2011
	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$44,682	$48,266
Galvanizing Services	82,461	66,067
	$127,143	$114,333

Segment Operating Income:
Electrical and Industrial Products	$6,838	$7,414
Galvanizing Services	22,633	17,121
Total Segment Operating Income	$29,471	$24,535

AZZ First Quarter – Fiscal Year 2010
June 25, 2010

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2012	February 29, 2012
	(unaudited)	(audited)

Assets:
Current assets	$309,966	$302,736
Net property, plant and equipment	131,585	135,827
Other assets, net	165,696	168,212
Total assets	$607,247	$606,775

Liabilities and shareholders’ equity:
Current liabilities	$78,672	$77,979
Long term debt due after one year	196,429	210,714
Other liabilities	31,812	30,473
Shareholders’ equity	300,334	287,609
Total liabilities and shareholders’ equity	$607,247	$606,775

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Three Months Ended May 31,
	2012	2011
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$16,224	$9,670
Net cash provided by (used in) investing activities	$(3,480)	$(4,558)
Net cash provided by (used in) financing activities	$(16,837)	$(3,096)
Net cash provided by (used in) effect of exchange rate	$108	$(6)
Net increase (decrease) in cash and cash equivalents	$(3,985)	$2,010
Cash and cash equivalents at beginning of period	$143,303	$138,390
Cash and cash equivalents at end of period	$139,318	$140,400

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